Exhibit 10.25

STAIRMASTER

ASSET PURCHASE AGREEMENT

BETWEEN

FIT DRAGON INTERNATIONAL, LTD.

(Buyer)

AND

NAUTILUS, INC.

(Seller)

December 5, 2009.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

10.12	Construction	16

10.13	Incorporation of Exhibits and Schedules	16

10.14	Bulk Transfer Laws	16

10.15	Governing Language	16

10.16	Tax Disclosure Authorization	16

Exhibit A—Disclosure Schedule

Exhibit B—Form(s) of Assignment(s)

Exhibit C—Form of Assumption

Exhibit D—Allocation Schedule

Exhibit E—Financial Information

Exhibit F—StairMaster Technology Transfer and License Agreement

iii

STAIRMASTER ASSET PURCHASE AGREEMENT

This StairMaster Asset Purchase Agreement (this “Agreement”) is entered into as of December 5, 2009, by and between Fit Dragon International, Ltd., a British Virgin Islands corporation (“Buyer”), and Nautilus, Inc., a Washington corporation (“Nautilus”). Buyer and Nautilus are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase certain assets (and assume certain liabilities) of Nautilus in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1 - DEFINITIONS

“Acquired Assets” means all right, title, and interest in and to the following assets of Nautilus: (a) all customer purchase orders for StairMaster Products that are open as of the Closing Date (the “StairMaster Purchase Orders”); (b) the StairMaster finished goods and warranty parts inventory; and (c) all owned production and tooling equipment used exclusively in the manufacture of StairMaster products.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Assumed Contracts” means all contracts set forth on Section 3.9 of the Disclosure Schedules.

“Assumed Liabilities” means the following liabilities and obligations of Nautilus (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due): (a) all warranty liability for StairMaster products (subject to labor warranty reimbursement as set forth in Section 6.4 hereto); (b) the liabilities and obligations set forth on Schedule 2.2 hereto; (c) the liabilities and obligations under the Assumed Contracts; and (d) all liabilities and obligations arising or related to ownership or use of the Acquired Assets.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2.6 below.

“Closing Date” has the meaning set forth in Section 2.6 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the terms of this Agreement, including the terms of the Schedules and Exhibits hereto, and/or the business and affairs of Nautilus that is not already generally available to the public. Confidential Information does not include such information that subsequently becomes generally available to the public through no fault of the Buyer.

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“Financial Information” has the meaning set forth in Section 3.6 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.4 below.

“Indemnifying Party” has the meaning set forth in Section 8.4 below.

“Knowledge” means, with respect to Nautilus, actual knowledge of the following individuals: Kenneth Fish, Wayne Bolio, and Tim Peters.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Nautilus” has the meaning set forth in the preface above.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“StairMaster” means Nautilus with respect to its StairMaster brand operations, including the manufacturing, marketing, and sales of products under the StairMaster Marks, as such term is defined in the Technology Transfer Agreement

“StairMaster Products” has the meaning as set forth in the Technology Transfer Agreement.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Technology Transfer Agreement” means the StairMaster Technology Transfer and License Agreement in the form attached hereto as Exhibit F.

“Tax Benefit” has the meaning set forth in Section 8.5 below.

“Third-Party Claim” has the meaning set forth in Section 8.4 below.

ARTICLE 2 - BASIC TRANSACTION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Nautilus, and Nautilus agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Article 2.

2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Nautilus not included within the definition of Assumed Liabilities.

2.3 Purchase Price. Buyer agrees to pay to Nautilus Three Million Eight Hundred Thousand Four Hundred Fourteen U.S. Dollars (the “Purchase Price”), which shall be paid to Nautilus at Closing in cash by wire transfer or delivery of other immediately available funds.

2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Garvey Schubert Barer, 1191 Second Avenue, Eighteenth Floor, Seattle, Washington, 98101, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

2.5 Deliveries at the Closing. At the Closing, (a) Nautilus will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; (b) Buyer will deliver to Nautilus the various certificates, instruments, and documents referred to in Section 7.2 below; (c) Nautilus will execute, acknowledge (if appropriate), and deliver to Buyer (i) assignments in the forms attached hereto as Exhibit B, and (ii) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (d) Buyer will execute, acknowledge (if appropriate), and deliver to Nautilus (i) an assumption in the form attached hereto as Exhibit C and (ii) such other instruments of assumption as Nautilus and its counsel may reasonably request; and (e) Buyer will deliver to Nautilus the consideration specified in Section 2.3 above.

2.6 Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit D.

ARTICLE 3 - NAUTILUS’ REPRESENTATIONS AND WARRANTIES

Nautilus represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule accompanying this Agreement as Exhibit A (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Agreement.

3.1 Organization of Nautilus. Nautilus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.

3.2 Authorization of Transaction. Nautilus has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Nautilus, enforceable in accordance with its terms and conditions.

3.3 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above) by Nautilus, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Nautilus is subject or any provision of the charter or bylaws of Nautilus or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Nautilus is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Nautilus need not give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

3.4 Brokers’ Fees. Nautilus has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.5 Title to Assets. Nautilus has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens or restriction on transfer.

3.6 Financial Information. Attached hereto as Exhibit E is selected historical financial information related to StairMaster (collectively the “Financial Information”), including the value, as of November 30, 2009, of the StairMaster inventory and the StairMaster Open Purchase Orders. The Financial Information was derived from Nautilus financial statements prepared in accordance with GAAP throughout the periods covered thereby.

3.7 Inventory. The inventory of StairMaster included in the Acquired Assets consists of finished goods and warranty parts, all of which are merchantable and fit for the purpose for which such products were manufactured, as set forth on Section 3.7 of the Disclosure Schedules, none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth in the Financial Information.

3.8 Contracts. With respect to the contracts and agreements set forth on Section 3.9 of the Disclosure Schedules (the “Assumed Contracts”), to the Knowledge of Nautilus: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any material provision of the agreement.

3.9 Terms of Sale. Substantially all of the products manufactured, sold, leased, or delivered by StairMaster are subject to standard terms and conditions of sale or lease, copies of which have been made available to Buyer.

3.10 Product Liability. StairMaster has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by StairMaster.

3.11 Customers and Suppliers.

(a) Section 3.11 of the Disclosure Schedule lists the ten (10) largest customers of StairMaster for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 3.11 of the Disclosure Schedule also lists any additional current customers that StairMaster anticipates shall be among the ten (10) largest customers for the current fiscal year.

(b) Since the date of the Most Recent Balance Sheet, no material supplier of StairMaster has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to StairMaster, and no customer listed on Section 3.11 of the Disclosure Schedule has indicated in writing that it shall stop, or materially decrease the rate of, buying materials, products or services from StairMaster.

ARTICLE 4 - BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Nautilus that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

4.1 Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

4.2 Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

4.3 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above) by Buyer, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above).

4.4 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 5 - PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1 General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 below).

5.2 Notices and Consents. Nautilus will give any notices to third parties, and Nautilus will use its commercially reasonable efforts to obtain any third-party consents referred to in Section 3.3 above and the items set forth in Schedule 7.1(c) hereto. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.3 and 4.3 above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain a waiver of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

5.3 Full Access. Nautilus will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Nautilus, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to StairMaster. Buyer will treat and hold as such any Confidential Information it receives from Nautilus and its Subsidiaries (and their representatives) in the course of the reviews contemplated by this Section 5.3, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Nautilus all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

5.4 Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Articles 3 and 4 above. No disclosure by any Party pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

ARTICLE 6 - POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).

6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving StairMaster, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

6.3 Transition. Nautilus will not take any action that is designed or intended to have the effect of discouraging any licensor, customer, supplier, or other business associate of StairMaster from maintaining the same business relationships with Buyer after the Closing as it maintained with StairMaster prior to the Closing.

6.4 Labor Warranty. As part of the Assumed Liabilities, Buyer shall be responsible for all warranty liability for StairMaster products; provided, that Nautilus shall reimburse Buyer for any warranty-related labor liability up to $200 per documented service visit for a period of twelve (12) months following Closing. Buyer shall document all such direct out of pocket labor costs during such reimbursement period, and shall submit such costs to Nautilus on a quarterly basis. Nautilus shall thereafter reimburse Buyer, within thirty (30) days of receipt of the cost submission from Buyer, for all such costs up to the $200 per documented service visit limit.

6.5 Post-Closing Manufacturing. From the Closing Date through January 31, 2010, Nautilus agrees to continue to manufacture steppers and Step Mills, using its Closing Date inventory of components, parts, raw materials and work in progress for StairMaster Products (collectively, the “Closing Date Unfinished Goods Inventory”). Buyer agrees to purchase the finished goods so manufactured by Nautilus at the price and on the terms set forth in the written memorandum executed and delivered by Buyer and Nautilus on or prior to the date of this Agreement. Any Closing Date Unfinished Goods Inventory remaining as of January 31, 2010 shall be purchased by Buyer at the price and according to the terms set forth in the written memorandum described in the preceding sentence.

ARTICLE 7 - CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Closing Date;

(b) Nautilus shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” in which case Nautilus shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing;

(c) Nautilus shall have procured the third-party consents specified in Schedule 7.1(c);

(d) no action, suit, or proceeding shall be pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of Buyer to own the Acquired Assets or operate the former business of StairMaster (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) Nautilus shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects;

(f) Nautilus and Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3.3 and 4.3 above;

(g) Nautilus shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Nautilus, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to any resolutions of the board of directors (or a duly authorized committee thereof) of Nautilus relating to this Agreement and the transactions contemplated hereby; and

(h) Nautilus shall have executed and delivered the Technology Transfer Agreement.

Buyer may waive any condition specified in this Section 7.1 by executing a writing so stating at or prior to the Closing, or by consummating the Closing.

7.2 Conditions to Nautilus’ Obligation. The obligation of Nautilus to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Buyer shall have delivered to Nautilus a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e) Nautilus and Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3.3 and 4.3 above. Nautilus may waive any condition specified in this Section 7.2 by executing a writing so stating at or prior to the Closing, or by consummating the Closing; and

(f) Buyer shall have executed and delivered the Technology Transfer Agreement.

ARTICLE 8 - REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1 Survival of Representations and Warranties. All of the representations and warranties of Nautilus contained in Article 3 above shall survive the Closing and continue in full force and effect for a period of six (6) months thereafter. All of the other representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

8.2 Indemnification Provisions for Buyer’s Benefit.

(a) In the event Nautilus breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Buyer makes a written claim for indemnification against Nautilus pursuant to Section 10.7 below within the survival period (if there is an applicable survival period pursuant to Section 8.1 above), then Nautilus agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (i) Nautilus shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Nautilus contained in Article 3 above until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $150,000 aggregate deductible (after which point Nautilus will be obligated only to indemnify Buyer from and against further such Adverse Consequences) and (ii) there will be a $2,000,000 aggregate ceiling on the obligation of Nautilus to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Nautilus contained in Article 3 above.

(b) Nautilus further agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Nautilus that is not an Assumed Liability (including any liability of Nautilus that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

8.3 Indemnification Provisions for Nautilus’ Benefit.

(a) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Nautilus makes a written claim for indemnification against Buyer pursuant to Section 10.7 below within the survival period (if there is an applicable survival period pursuant to Section 8.1 above), then Buyer agrees to indemnify Nautilus from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) Buyer further agrees to indemnify Nautilus from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

8.4 Matters Involving Third Parties.

(a) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(b) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 8.4(b) above, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (ii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 8.

8.5 Determination of Adverse Consequences. The amount of any Adverse Consequences shall be determined net of any insurance proceeds for purposes of this Article 8. Indemnification payments under this Article 8 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this Article 8 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year). All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price.

8.6 Exclusive Remedy. Buyer and Nautilus acknowledge and agree that the foregoing indemnification provisions in this Article 8 shall be the exclusive remedy of Buyer and Nautilus with respect to StairMaster and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and Nautilus hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental, health, or safety matters.

ARTICLE 9 - TERMINATION

9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and Nautilus may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Nautilus at any time prior to the Closing (i) in the event Nautilus has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Nautilus of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2009, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) Nautilus may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Nautilus has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2009, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Nautilus itself breaching any representation, warranty, or covenant contained in this Agreement).

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.5 above shall survive termination.

ARTICLE 10 - MISCELLANEOUS

10.1 Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure), and provided further, that Buyer acknowledges that Nautilus will need to publicly disclose this Agreement and the subject matter hereof to comply with rules and regulations of the Securities and Exchange Commission, and Buyer consents to such disclosure.

10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Nautilus:	Nautilus, Inc.
16400 SE Nautilus Drive
Vancouver, Washington 98683
Attn: Wayne Bolio
Facsimile: (360) 694-7755
E-mail: wbolio@nautilus.com

with a copy to:	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, Washington 98101-2939
Attn: Bruce A. Robertson
Facsimile: (206) 464-0125
E-mail: brobertson@gsblaw.com

If to Buyer:	Fit Dragon International, Ltd.
Attn: Michael Bruno
1st Floor CNAC Group Building
no. 10 Queens Road Central
Facsimile: 011 86 592-621-8275
E-mail: bruno@laxiamen.com

with a copy to:	C. Reed Brown
1232 West Lexington Street
Washington, Utah 84780
Facsimile: (435) 216-1176
E-mail: reed.crb@gmail.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Nautilus. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11 Expenses. Each of Buyer and Nautilus will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14 Bulk Transfer Laws. Buyer acknowledges that Nautilus will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.15 Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

10.16 Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in regulations promulgated under Code section 6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (i) public announcement of discussions relating to the transaction, (ii) public announcement of the transaction, or (iii) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (v) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(Signatures on following page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER

FIT DRAGON INTERNATIONAL, LTD.

By:	/s/ Michael Bruno
Signature

Print Name:	Michael Bruno

Title:	CEO

SELLER

NAUTILUS, INC.

By:	/s/ Kenneth L. Fish
Signature

Print Name:	Kenneth L. Fish

Title:	CFO